EXHIBIT 99.1

Adaptive Biotechnologies Reports Second Quarter 2020 Financial Results

SEATTLE, Aug. 10, 2020 (GLOBE NEWSWIRE) – Adaptive Biotechnologies Corporation (“Adaptive Biotechnologies”) (Nasdaq: ADPT), a commercial stage biotechnology company that aims to translate the genetics of the adaptive immune system into clinical products to diagnose and treat disease, today reported financial results for the quarter ended June 30, 2020.

“The current coronavirus pandemic is highlighting the critical importance of a deeper understanding of the immune response to disease broadly, making Adaptive’s technology more relevant than ever,” said Chad Robins, chief executive officer and co-founder of Adaptive Biotechnologies. “In the past several months, we have demonstrated that we can read and translate the genetics of immune receptors in blood, including T-cell response at scale, which is enabling us to rapidly deliver novel, immune-driven products.”

Recent Highlights

•	Revenue was $21.0 million for the quarter ended June 30, 2020, representing a 5% decrease from the second quarter in the prior year.

•	Clinical sequencing volume increased 31% to 3,136 clinical tests delivered in the second quarter of 2020 compared to the second quarter 2019.
•

Advanced our first immunoSEQ Dx clinical product in development for SARS-CoV-2 based on favorable results from a head-to-head study comparing Adaptive’s clinical T-cell based diagnostic test to two leading serology tests with additional publication forthcoming.

•

Launched a new research product, immunoSEQ T-MAP™ COVID, to offer vaccine developers a tool to accurately and reproducibly measure the T-cell immune response to vaccines in development and track the persistence of that response over time.

•

Received clearance from the U.S. Food and Drug Administration (FDA) for clonoSEQ® Assay to detect and monitor minimal residual disease (MRD) in blood or bone marrow from patients with chronic lymphocytic leukemia (CLL).

•

Initiated two clinical validation studies for immunoSEQ Dx®: ImmuneSENSE Lyme for Lyme disease, and ImmuneRACE to collect blood samples from people who have been exposed, are actively fighting or have recently recovered from COVID-19.

•	Strengthened balance sheet with the successful completion of underwritten public offering, raising approximately $271.7 million in net proceeds.

Second Quarter 2020 Financial Results

Revenue was $21.0 million for the quarter ended June 30, 2020, representing a 5% decrease from the second quarter in the prior year. Sequencing revenue was $8.0 million for the quarter, representing a 33% decrease from the second quarter in the prior year. Development revenue increased to $13.0 million for the quarter, representing a 27% increase from the second quarter in the prior year.

Operating expenses were $57.9 million for the second quarter of 2020, compared to $38.2 million in the second quarter of the prior year, representing an increase of 52%.

Net loss was $33.5 million for the second quarter of 2020, compared to $15.7 million for the same period in 2019.

Adjusted EBITDA (non-GAAP) was a loss of $28.5 million for the second quarter of 2020, compared to a loss of $10.9 million for the second quarter of the prior year.

Cash, cash equivalents and marketable securities was $627.8 million as of June 30, 2020. Subseqent to the quarter, Adaptive Biolotechnoliges raised approximately $271.7 million in net proceeds, after deducting underwriting discounts and net offering expenses payable by us, from a follow-on offering, which closed in mid-July.

2020 Financial Guidance

Adaptive Biotechnologies is not providing 2020 financial guidance due to the continued uncertainties from the impact of COVID-19.

Webcast and Conference Call Information

Adaptive Biotechnologies will host a conference call to discuss its second quarter financial results after market close on Monday, August 10, 2020 at 4:30 PM Eastern Time. The conference call can be accessed at http://investors.adaptivebiotech.com. The webcast will be archived and available for replay at least 90 days after the event.

About Adaptive Biotechnologies

Adaptive Biotechnologies is a commercial-stage biotechnology company focused on harnessing the inherent biology of the adaptive immune system to transform the diagnosis and treatment of disease. We believe the adaptive immune system is nature’s most finely tuned diagnostic and therapeutic for most diseases, but the inability to decode it has prevented the medical community from fully leveraging its capabilities. Our proprietary immune medicine platform reveals and translates the massive genetics of the adaptive immune system with scale, precision and speed to develop products in life sciences research, clinical diagnostics and drug discovery. We have two commercial products and a robust clinical pipeline to diagnose, monitor and enable the treatment of diseases such as cancer, autoimmune conditions and infectious diseases. Our goal is to develop and commercialize immune-driven clinical products tailored to each individual patient.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to management. All statements contained in this release other than statements of historical fact are forward-looking statements, including statements regarding our ability to develop, commercialize and achieve market acceptance of our current and planned products and services, our research and development efforts and other matters regarding our business strategies, use of capital, results of operations and financial position and plans and objectives for future operations.

In some cases, you can identify forward-looking statements by the words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties and other factors are described under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in the documents we file with the Securities and Exchange Commission from time to time. We caution you that forward-looking statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. As a result, the forward-looking statements may not prove to be accurate. The forward-looking statements in this press release represent our views as of the date hereof. We undertake no obligation to update any forward-looking statements for any reason, except as required by law.

Use of Non-GAAP Financial Measure

This press release includes references to Adjusted EBITDA, which is a non-GAAP financial measure that we define as net loss adjusted for interest and other income, net, income tax benefit (expense), depreciation and amortization and share-based compensation expenses. We have provided a reconciliation of net loss, the most directly comparable GAAP financial measure, to Adjusted EBITDA at the end of this press release.

Management uses Adjusted EBITDA to evaluate the financial performance of our business and the effectiveness of our business strategies. We present Adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry and it facilitates comparisons on a consistent basis across reporting periods. Further, we believe it is helpful in highlighting trends in our operating results because it excludes items that are not indicative of our core operating performance.

Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. We may in the future incur expenses similar to the adjustments in the presentation of Adjusted EBITDA. In particular, we expect to incur meaningful share-based compensation expense in the future. Other limitations include that Adjusted EBITDA does not reflect:

•	all expenditures or future requirements for capital expenditures or contractual commitments;
•	changes in our working capital needs;
•	income tax benefit (expense), which may be a necessary element of our costs and ability to operate;

•	the costs of replacing the assets being depreciated and amortized, which will often have to be replaced in the future;
•	the non-cash component of employee compensation expense; and
•	the impact of earnings or charges resulting from matters we consider not to be reflective, on a recurring basis, of our ongoing operations.

In addition, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

ADAPTIVE MEDIA
Beth Keshishian
917-912-7195
media@adaptivebiotech.com

ADAPTIVE INVESTORS
Karina Calzadilla, Vice President, Investor Relations

201-396-1687
Carrie Mendivil, Gilmartin Group
investors@adaptivebiotech.com

Adaptive Biotechnologies

Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(unaudited)
Revenue
Sequencing revenue	$7,985	$11,865	$17,454	$17,948
Development revenue	13,003	10,273	24,444	16,856
Total revenue	20,988	22,138	41,898	34,804
Operating expenses
Cost of revenue	4,912	5,734	10,255	10,722
Research and development	25,992	16,527	49,927	29,010
Sales and marketing	14,332	8,897	28,339	16,714
General and administrative	12,238	6,662	24,059	13,666
Amortization of intangible assets	423	423	847	842
Total operating expenses	57,897	38,243	113,427	70,954
Loss from operations	(36,909)	(16,105)	(71,529)	(36,150)
Interest and other income, net	1,893	446	4,787	2,105
Income tax benefit	1,481	—	1,804	—
Net loss	(33,535)	(15,659)	(64,938)	(34,045)
Fair value adjustment to Series E-1 convertible preferred stock options	—	(710)	—	(964)
Net loss attributable to common shareholders	$(33,535)	$(16,369)	$(64,938)	$(35,009)
Net loss per share attributable to common shareholders, basic and diluted	$(0.26)	$(1.23)	$(0.51)	$(2.68)
Weighted-average shares used in computing net loss per share attributable to common shareholders, basic and diluted	127,383,582	13,279,324	126,720,986	13,074,692

Adaptive Biotechnologies

Condensed Balance Sheets

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$365,440	$96,576
Short-term marketable securities (amortized cost of $203,765 and $479,791, respectively)	204,940	480,290
Accounts receivable, net	7,914	12,676
Inventory	10,536	9,069
Prepaid expenses and other current assets	10,691	14,079
Total current assets	599,521	612,690
Long-term assets
Property and equipment, net	26,833	60,355
Operating lease right-of-use assets	37,619	—
Long-term marketable securities (amortized cost of $56,405 and $105,263, respectively)	57,383	105,435
Restricted cash	2,138	2,138
Intangible assets, net	11,081	11,928
Goodwill	118,972	118,972
Other assets	1,275	784
Total assets	$854,822	$912,302
Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$3,686	$4,453
Accrued liabilities	4,832	4,371
Accrued compensation and benefits	5,976	8,124
Current portion of deferred rent	—	371
Current operating lease liabilities	3,229	—
Current deferred revenue	75,699	60,994
Total current liabilities	93,422	78,313
Long-term liabilities
Deferred rent liability, less current portion	—	6,918
Operating lease liabilities, less current portion	42,503	—
Financing obligation	—	36,607
Deferred revenue, less current portion	187,462	219,332
Other long-term liabilities	1,496	93
Total liabilities	324,883	341,263
Commitments and contingencies
Shareholders’ equity
Preferred stock: $0.0001 par value, 10,000,000 shares authorized at June 30, 2020 and December 31, 2019; no shares issued and outstanding at June 30, 2020 and December 31, 2019	—	—
Common stock: $0.0001 par value, 340,000,000 shares authorized at June 30, 2020 and December 31, 2019; 128,233,842 and 125,238,142 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	12	12
Additional paid-in capital	958,097	935,834
Accumulated other comprehensive gain	2,153	671
Accumulated deficit	(430,323)	(365,478)
Total shareholders’ equity	529,939	571,039
Total liabilities and shareholders’ equity	$854,822	$912,302

Adjusted EBITDA

The following table sets forth a reconciliation between our Adjusted EBITDA and our net loss, the most directly comparable GAAP financial measure, for each of the periods presented (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(unaudited)
Net loss	$(33,535)	$(15,659)	$(64,938)	$(34,045)
Interest and other income, net	(1,893)	(446)	(4,787)	(2,105)
Income tax benefit	(1,481)	—	(1,804)	—
Depreciation and amortization expense	1,998	1,870	3,976	3,653
Share-based compensation expense	6,373	3,332	11,048	6,378
Adjusted EBITDA	$(28,538)	$(10,903)	$(56,505)	$(26,119)